Exhibit 2.3
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following is a description of our outstanding securities registered under Section 12 of the Exchange Act as required pursuant to the relevant Items under Form 20-F. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”).
As of December 31, 2022, Ambipar Emergency Response (“we,” “us,” and “our”) was a shell company. As of March 3, 2023, following the closing of the business combination with HPX Corp. (the “Business Combination”) we had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares	AMBI	NYSE American LLC
Warrants	AMBI.WS	NYSE American LLC
We were incorporated on May 3, 2022 as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted pursuant to item 4 of our Articles, and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Act (Revised) of the Cayman Islands (the “Companies Act”).
Our affairs are governed by our Articles, the Companies Act and the common law of the Cayman Islands. As provided in our Articles, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands, and our principal executive office is Avenida Angélica, 2346, 5th Floor, São Paulo, São Paulo, Brazil, 01228-200.
CLASS A ORDINARY SHARES
(Items 9.A.3, 9.A.5, 9.A.6, 9.A.7, 10.B.3, 10.B.4, 10.B.6, 10.B.7, 10.B.8, 10.B.9 and 10.B.10 of Form 20-F)
The following is a summary of the material provisions of our authorized share capital and our Articles. This discussion does not purport to be complete and is qualified in its entirety by reference to our Articles. Our Articles are filed as an exhibit to the Annual Report.
Type and class of securities
Our authorized share capital is US$50,000 consisting of 500,000,000 shares of a nominal or par value of US$0.0001 each, which is comprised of: (i) 250,000,000 Class A Ordinary Shares; (ii) 150,000,000 Class B Ordinary Shares (which Class B Ordinary Shares may be converted into Class A Ordinary Shares in the manner contemplated in our Articles); and (iii) 100,000,000 shares of such class or classes (howsoever designated) and having the rights as the Board may determine from time to time in accordance with our Articles. As of the date of the Annual Report, 16,195,105 Class A Ordinary Shares and 39,234,746 Class B Ordinary Shares of our authorized share capital were issued, fully paid and outstanding.
Limitations or qualifications
Not applicable.
Other rights
Not applicable.
Memorandum and Articles of Association
Ex-1

Share Capital
Our Articles authorize the following classes of shares: (i) Class A Ordinary Shares, which are entitled to one (1) vote per share, (ii) Class B Ordinary Shares, which are entitled to ten (10) votes per share, and (iii) such class or classes (howsoever designated) having the rights as the Board may determine from time to time. Any holder of Class B Ordinary Shares may convert his or her shares at any time into Class A Ordinary Shares on a share-for-share basis, in the manner contemplated in our Articles. The rights of the two existing classes of Ordinary Shares are otherwise identical, except with respect to voting, conversion and transfer restriction applicable to Class B Ordinary shares as described below. See “— Anti-Takeover Provisions in our Articles of Association — Two Classes of Ordinary Shares.”
All of the issued and outstanding Ordinary Shares are fully paid and non-assessable. Certificates (to the extent any are issued) representing the issued and outstanding Ordinary Shares are generally not issued and legal title to the issued shares is recorded in fully registered, book-entry form in the register of members. Holders of Ordinary Shares have no redemption rights.
Each Class B Ordinary Share is convertible into one Class A Ordinary Share (as adjusted for share split, share combination and similar transactions occurring), whereas Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Holders of Class B Ordinary Shares have the right to require that their Class B Ordinary Shares be converted into Class A Shares, at any time after issue and without payment of any additional sum. Class B Ordinary Share shall automatically convert into Class A Ordinary Share upon the registration of any transfer of a Class B Ordinary, with certain exceptions.
For so long as Opportunity Agro Fund has the right to designate a director to our Board, we shall not issue any preference shares to a person on any terms unless we have made an offer to Opportunity Agro Fund to issue to Opportunity Agro Fund, on the same or more favorable economic terms as those terms applying to the applicable proposed issuance of preference shares, a number of preference shares equal to the product of (i) the number of preference shares to be issued and (ii) a fraction (x) the numerator of which is the Class A Ordinary Shares then held by Opportunity Agro Fund and (y) the denominator of which is all of the then issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares as a single class.
We shall not issue Class A Ordinary Shares to a person on any terms unless: (a) we have made an offer to each person who holds Class B Ordinary Shares to issue to such person, on the same or more favorable economic terms as those terms applying to the applicable proposed issuance of Class A Ordinary Shares, such number of Class B Ordinary Shares as would ensure that the proportion in nominal value of the issued Ordinary Shares held by such person as Class B Ordinary Shares after the issuance of such Class A Ordinary Shares will be as nearly as practicable equal to the proportion in nominal value of the issued Ordinary Shares held by such person as Class B Ordinary Shares before the said issuance; and (b) the period during which any such offer may be accepted has expired or we have received notice of the acceptance or refusal of every offer so made.
Register of members
Our Class A Ordinary Shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, recorded in the register of members as the holder of our Class A Ordinary Shares.
Under Cayman Islands law, we must keep a register of members (i.e., its shareholders) that includes:
•the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member, the number and category of shares held by each member, whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;
•the date on which the name of any person was entered on the register as a member; and
•the date on which any person ceased to be a member.
Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against its name in the register of members.
Ex-2

If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the company, the person or shareholder aggrieved (or any shareholder of the company or the company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
Issuance of Shares
Except as expressly provided in our Articles and with due regard to Opportunity Agro Fund’s right to be issued preference shares as described below in “Preferred Shares,” our Board has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in our capital without the approval of the shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the Board may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with our Articles and the Companies Act, we shall not issue bearer shares.
Our Articles provide that at any time that there are Class A Ordinary Shares in issue, additional Class B Ordinary Shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits; (2) a merger, consolidation, or other business combination involving the issuance of Class B Ordinary Shares as full or partial consideration; or (3) an issuance of Class A Ordinary Shares, whereby holders of Class B Ordinary Shares are entitled to purchase a number of Class B Ordinary Shares that would allow them to maintain their proportional ownership interest in the company. In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B Ordinary Shares will generally result in those shares converting to Class A Ordinary Shares, subject to limited exceptions as provided in the Articles; and (c) the ten-to-one voting ratio between our Class B Ordinary Shares and Class A Ordinary Shares, means that holders of our Class B Ordinary Shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude investors’ ability to influence corporate matters for the foreseeable future.
Our Articles also provide that the issuance of non-voting ordinary shares requires the affirmative vote of a majority of the of then-outstanding Class A Ordinary Shares.
Dividends
We have not adopted a dividend policy with respect to payments of any future dividends. Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the Board. The Board may also declare dividends.
Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares and the Articles, all dividends shall be paid in proportion to the number of Class A Ordinary Shares or Class B Ordinary Shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (2) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.
The holders of Class A Ordinary Shares and Class B Ordinary Shares shall be entitled to share equally in any dividends that may be declared in respect of Ordinary Shares from time to time. In the event that a dividend is paid in the form of Class A Ordinary Shares or Class B Ordinary Shares, or rights to acquire Class A Ordinary Shares or Class B Ordinary Shares, (1) the holders of Class A Ordinary Shares shall receive Class A Ordinary Shares, or rights to acquire Class A Ordinary Shares, as the case may be; and (2) the holders of Class B Ordinary Shares shall receive Class B Ordinary Shares, or rights to acquire Class B Ordinary Shares, as the case may be.
Voting Rights
The holders of the Class A Ordinary Shares and Class B Ordinary Shares have identical rights, except that: (1) the holder of Class B Ordinary Shares is entitled to ten (10) votes per share, whereas holders of Class A Ordinary Shares are entitled to one (1) vote per share; (2) Class B Ordinary Shares have certain conversion rights; and (3) holders of Class B Ordinary Shares are subject to transfer restrictions as set forth in the Articles. For more information see “— Conversion.” The holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.
Ex-3

Our Articles provide as follows regarding the respective rights of holders of Class A Ordinary Shares and Class B Ordinary Shares:
•class consents in writing from the holders of two-thirds of the issued Class A Ordinary Shares or Class B Ordinary Shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class; however, the directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;
•the rights conferred on holders of Class A Ordinary Shares shall not be deemed to be varied by the creation or issue of further Class B Ordinary Shares and vice versa;
•the rights attaching to the Class A Ordinary Shares and the Class B Ordinary Shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights;
•subject to the rights of appointment and removal set forth in the Articles, our Board shall consist of such number of directors as a majority of the directors then in office may determine from time to time, provided that, unless otherwise determined by the shareholders acting by special resolution, with the approval by vote or written consent of the holders of a majority of the voting power of Class A Ordinary Shares then outstanding voting exclusively and as a separate class, the Board shall consist of not less than five (5) directors and not more than eleven (11) directors;
•no subdivision of Class A Ordinary Shares into shares of an amount smaller than the nominal or par value of such shares at the relevant time shall be effected unless Class B Ordinary Shares are concurrently and similarly subdivided in the same proportion and the same manner, and vice versa;
•no consolidation of Class A Ordinary Shares into shares of an amount larger than the nominal or par value of such shares at the relevant time shall be effected unless Class B Ordinary Shares are concurrently and similarly consolidated in the same proportion and the same manner, and vice versa;
•no business combination (whether or not we are the surviving entity) shall proceed unless by the terms of such transaction: (i) the holders of Class A Ordinary Shares have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Ordinary Shares, and (ii) the holders of Class A Ordinary Shares have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B Ordinary Shares. For the avoidance of doubt, the Article refers to and includes only economic rights;
•no tender or exchange offer to acquire any Class A Ordinary Shares or Class B Ordinary Shares by any third party pursuant to an agreement to which we are to be a party, nor any tender or exchange offer by us to acquire any Class A Ordinary Shares or Class B Ordinary Shares shall be approved by us unless by the terms of such transaction: (i) the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Ordinary Shares, and (ii) the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration at a per share basis as the holders Class B Ordinary Shares. For the avoidance of doubt, the Articles refer to and include only economic rights;
•the approval by vote or written consent of the holders of a majority of the voting power of the Class A Ordinary Shares then outstanding, voting exclusively and as a separate class, shall be required to amend the Articles in the event such amendment would adversely affect the rights of the holders of the Class A Ordinary Shares or otherwise have an adverse effect on such rights; and
•at any time when there are Class A Ordinary Shares in issue, Class B Ordinary Shares may only be issued pursuant to: (i) a share-split, subdivision or similar transaction or as contemplated in subdivision of shares or capitalization of undivided profits, in each case pursuant to the Articles; (ii) a business combination involving the issuance of Class B Ordinary Shares as full or partial consideration; and (iii) an issuance of Class A Ordinary Shares, whereby holders of Class B Ordinary Shares are entitled to purchase a number of Class B Ordinary Shares that would allow them to maintain their proportional ownership interest in us pursuant to the relevant terms of the Articles.
Ex-4

As set forth in the Articles, the holders of Class A Ordinary Shares and Class B Ordinary Shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized shares may be increased by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, voting together in a general meeting. A two-thirds majority of the votes of shareholders, voting in a special resolution, is required to reduce our share capital.
Preemptive or Similar Rights
The Class A Ordinary Shares and Class B Ordinary Shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under “—Conversion”), redemption or sinking fund provisions.
Conversion
The outstanding Class B Ordinary Shares are convertible at any time as follows: (1) at the option of the holder; and (2) on the election of the holders of a majority of the then issued and outstanding Class B Ordinary Shares, in each case, each Class B Ordinary Share of the applicable holder(s) shall be converted into one Class A Ordinary Share.
In addition, each Class B Ordinary Share will convert automatically into one Class A Ordinary Share upon: (1) any transfer, whether or not for value, except for certain transfers described in the Articles; or (2) if, at any time, the total number of the issued and outstanding Class B Ordinary Shares represents less than 10% of the total number of shares outstanding. For the avoidance of doubt, the creation of any pledge, charge, encumbrance or other security interest or third-party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed to be a transfer unless and until any such pledge, charge, encumbrance or other third-party right is enforced and results in such third party (or its nominee) holding legal title to the related Class B Ordinary Shares.
Equal Status
Except as expressly provided in the Articles, Class A Ordinary Shares and Class B Ordinary Shares have the same rights and privileges and rank equally, share proportionally and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of the shareholders entitled to vote thereon (whether or not we are the surviving entity), the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Ordinary Shares, and the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration at a per share basis as the holders of Class B Ordinary Shares. In the event of any: (1) tender or exchange offer to acquire any Class A Ordinary Shares or Class B Ordinary Shares by any third-party pursuant to an agreement to which we are a party; or (2) any tender or exchange offer by us to acquire any Class A Ordinary Shares or Class B Ordinary Shares, the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Ordinary Shares, and the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration at a per share basis as the holders of Class B Ordinary Shares.
Record Dates
For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our Board may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.
General Meetings of Shareholders
As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as our shareholder at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to us in respect of the shares that such shareholder holds must have been paid.
Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one (1) vote per Class A Ordinary Share and ten (10) per Class B Ordinary Share.
Ex-5

As a Cayman Islands exempted company, we are not obliged by the Companies Act to hold annual general meetings; however, the Articles provide that in each year we will hold an annual general meeting of shareholders, at a time determined by the Board. The agenda for an annual general meeting of shareholders will only include such items as have been included therein by the Board.
Also, we may, but are not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders will be held where the directors so decide. To the extent permitted by law, annual general meetings may also be held virtually.
The Companies Act provides shareholders a limited right to request a general meeting and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s articles of association. However, these rights may be provided in a company’s articles of association. Our Articles provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the Board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings.
Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice, as discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.
We will give notice of each general meeting of shareholders by publication on our website and in any other manner that we may be required to follow in order to comply with Cayman Islands law, the NYSE American and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.
Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for substantially all holders of Class A Ordinary Shares, will not be our shareholder or our member and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A Ordinary Shares.
A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.
A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all our shareholders, as permitted by the Companies Act and our Articles.
Pursuant to the Articles, general meetings of shareholders are to be chaired by the chairman of the Board or in his absence the vice-chairman of the Board. If both the chairman and vice-chairman of the Board are absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on our affairs, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.
Liquidation Rights
If we are voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between us and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between us and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between us and any person or persons) and subject to any agreement between us and any person or persons to waive or limit the same, shall apply our property in satisfaction of our liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests into the company.
Ex-6

Changes to Capital
Pursuant to the Articles, we may from time to time by ordinary resolution:
•increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;
•consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;
•convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;
•subdivide our existing shares or any of them into shares of a smaller amount; provided, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or
•cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.
Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.
In addition, subject to the provisions of the Companies Act and our Articles, we may:
•issue shares on terms that they are to be redeemed or are liable to be redeemed;
•purchase our own shares (including any redeemable shares); and
•make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Companies Act, including out of our own capital.
Transfer of Shares
Subject to any applicable restrictions set forth in our Articles, any of our shareholder may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in the form prescribed by the NYSE American or any other form approved by the Board.
The Class A Ordinary Shares are traded on the NYSE American in book-entry form and may be transferred in accordance with the Articles and the NYSE American rules and regulations.
However, our Board may, in its absolute discretion, decline to register any transfer of any Ordinary Share that is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such Ordinary Share. The Board may also decline to register any transfer of any Ordinary Share unless:
•a fee of such maximum sum as the NYSE American may determine to be payable or such lesser sum as the Board may from time to time require is paid to us in respect thereof;
•the instrument of transfer is lodged at the registered office with us, accompanied by the certificate (if any) for the Ordinary Shares to which it relates and such other evidence as our Board may reasonably require to show the right of the transferor to make the transfer;
•the instrument of transfer is in respect of only one class of shares;
•the instrument of transfer is properly stamped, if required;
•the Ordinary Shares transferred are fully paid (as to both par value and any premium) and free of any lien in our favor; and
•in the case of a transfer to joint holders, the transfer is not to more than four joint holders.
Ex-7

If the Board refuses to register a transfer they are required, within two (2) months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.
Share Repurchase
The Companies Act and our Articles permit us to purchase our own ordinary shares, subject to certain restrictions. The Board may only exercise this power on our behalf, subject to the Companies Act, the Articles and to any applicable requirements imposed from time to time by the SEC, the NYSE American, or by any recognized stock exchange on which our securities are listed.
Board of Directors
Subject to the provisions of the Law, the Articles, to any directions given by Ordinary Resolution and to the listing rules of the NYSE American, our business shall be managed by the Directors who may exercise all our powers, including to raise capital or borrow money and to mortgage or charge all or any part of our undertaking, property and assets (present and future) and uncalled capital and, subject to the Law, to issue debentures, bonds and other securities, whether outright or as collateral security for any of our debt, liability or obligation or those of any third party.
Appointment and Removal
We are managed by our Board. The Articles provide that, unless otherwise determined by a special resolution of shareholders with the approval by the holders of a majority of the Class A Ordinary Shares voting exclusively and as a separate class, the Board will be composed of five (5) to eleven (11) directors, with the number being determined by a majority of the directors then in office. As of the date of the Annual Report, our Board consists of seven (7) directors and has no vacancy.
The Articles provide that directors shall be elected by an ordinary resolution of the shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for such term as the resolution appointing him or her may determine or until his or her death, resignation or removal. There is no age limit for our Directors.
Notwithstanding the foregoing, Ambipar shall be entitled to nominate a number of designees to the Board by written notice served upon the company: (1) for so long as the aggregate voting power of Class B Ordinary Shares held by Ambipar continues to be at least fifty percent (50%) of the total voting power of all shares, then Ambipar shall be entitled to nominate at least the majority of the directors; provided that at least one (1) out of such directors shall qualify as an independent director pursuant to Rule 10A-3 under the Exchange Act and shall also be appointed as a member of the audit committee; provided, further, that if more than one director nominated by Ambipar shall be appointed as a member of the audit committee, such member shall also qualify as an independent director pursuant to Rule 10A-3 under the Exchange Act should the applicable rules and regulations so require; and (2) for so long as the aggregate voting power of Class B Ordinary Shares held by Ambipar continues to be at least twenty-five percent (25%), but less than fifty percent (50%), of the total voting power of all shares, then Ambipar shall be entitled to nominate at least one-third of the directors to the Board.
For so long as the Sponsor is subject to the transfer restrictions with respect to its Class A Ordinary Shares pursuant to the terms of the Investor Rights Agreement, the Sponsor shall be entitled to nominate one director by written notice served upon us; provided that such Sponsor director shall qualify as an independent director. The Sponsor director shall also be appointed as a member of the audit committee, provided that the Sponsor director shall be considered an independent director pursuant to Rule 10A-3 under the Exchange Act.
For so long as Opportunity Agro Fund shall hold at least fifty percent (50%) of the Class A Ordinary Shares voting power held by Opportunity Agro Fund immediately after Closing, Opportunity Agro Fund shall be entitled to nominate one director by written notice served upon us.
Each of Ambipar, the Sponsor and Opportunity Agro Fund, as applicable, shall have the exclusive right to appoint and remove the respective director(s) appointed by it, and appoint replacement director(s). Any such directors shall be nominated, appointed and removed only by Ambipar, the Sponsor or Opportunity Agro Fund, as the case may be, by written notice served upon us. Such appointment or removal by Ambipar, the Sponsor or Opportunity Agro Fund, as applicable, shall have immediate effect when the notice is served, or take effect at such later time as may be stated in such notice. Any vacancies on the Board that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders (and such appointment shall terminate at the commencement of the annual general meeting).
Ex-8

Grounds for Removing a Director
Except for directors appointed by Ambipar, the Sponsor and Opportunity Agro Fund, which may be removed by them at any time at their discretion, before the expiration of his or her term of office, a director may only be removed with or without cause by ordinary resolution in accordance with the provisions of the Articles.
The notice of the general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten (10) calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.
The office of a director will be vacated automatically if he or she: (1) becomes prohibited by law from being a director; (2) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (3) becomes bankrupt or makes an arrangement or composition with his creditors; (4) resigns his office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the Board held during that period, and the remaining directors resolve that his or her office be vacated.
Director’s Interest
A Director must disclose any direct or indirect interest in any transaction or arrangement with the Company, and following a declaration being made pursuant to the Articles, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of the NYSE American or specific policies adopted by the Board, and unless disqualified by the chairman of the relevant meeting, a Director may vote in respect of any such transaction or arrangement in which such Director is interested and may be counted in the quorum at such meeting.
Indemnity of Directors and Officers
In accordance with the Articles, our directors and officers must be indemnified out of our assets and funds against any liability incurred or sustained by that director or officer as a result of any act or failure to act in carrying out their functions, except for any such liability that the director or officer may incur by reason of his own dishonesty, willful default or fraud in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretion.
Inspection of Books and Records
Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, the Board may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders who are not members of the Board.
Exempted Company
We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
•an exempted company’s register of members is not open to inspection;
•an exempted company does not have to hold an annual general meeting;
•an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•an exempted company may register as a limited duration company; and
•an exempted company may register as a segregated portfolio company.
Ex-9

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Anti-Takeover Provisions in Our Articles of Association
Some provisions of the Articles of Association may discourage, delay or prevent a change in our control or management that shareholders may consider favorable. In particular, our capital structure concentrates ownership of voting rights in the hands of our controlling shareholder. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire our control to first negotiate with the Board. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, consequently, they may also inhibit temporary fluctuations in the market price of the Class A Ordinary Shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.
Two Classes of Ordinary Shares
Our Class B Ordinary Shares are entitled to ten (10) votes per share, while the Class A Ordinary Shares are entitled to one (1) vote per share. Our controlling shareholder owns all of our Class B Ordinary Shares, has the ability to elect certain directors (see “— Board of Directors — Appointment and Removal” above) and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.
So long as the controlling shareholder has the ability to determine the outcome of most matters submitted to a vote of shareholders as well as our overall management and direction, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that we have two classes of ordinary shares may have the effect of depriving investors as a holder of Class A Ordinary Shares of an opportunity to sell their Class A Ordinary Shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.
Authorized Ordinary Shares
Our authorized but unissued Ordinary Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain our control by means of a proxy contest, tender offer, merger or otherwise.
Preferred Shares
Our Board is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences; provided, however, that for so long as Opportunity Agro Fund has the right to designate a director to our Board, we shall not issue any preference shares to a person on any terms unless we have made an offer to Opportunity Agro Fund to issue to Opportunity Agro Fund, on the same or more favorable economic terms as those terms applying to the applicable proposed issuance of preference shares, a number of preference shares equal to the product of (i) the number of preference shares to be issued and (ii) a fraction (x) the numerator of which is the Class A Shares then held by Opportunity Agro Fund and (y) the denominator of which is all of the then issued and outstanding Class A Shares and Class B Ordinary Shares as a single class.
Despite the anti-takeover provisions described above, under Cayman Islands law, the Board may only exercise the rights and powers granted to them under the articles of association, for what they believe in good faith to be in the company’s best interests.
Protection of Non-Controlling Shareholders — Cayman Islands
The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.
Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.
Ex-10

Notwithstanding the U.S. securities laws and regulations that are applicable to us, general corporate claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our Articles.
The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands, which permit a minority shareholder to commence a representative action against us, or derivative actions in our name, to challenge: (1) an act which is ultra vires or illegal; (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control us; and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.
Fiscal Year
Our fiscal year begins on January 1 of each year and ends on December 31 of the same year.
WARRANTS
(Item 12.B of Form 20-F)
The following summary of certain provisions relating to the Warrants does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the warrant agreement, dated as of July 15, 2020, by and between the Company (as successor of HPX Corp. as a result of the Business Combination) and Continental Stock Transfer & Trust Company.
General
The Warrants represent the right to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of Class A Ordinary Shares. This means only a whole Warrant may be exercised at a given time by a warrantholder. The Warrants became exercisable on April 2, 2023, which is 30 days after the completion of the Business Combination. The Warrants will expire on March 3, 2028 (i.e., five years after the completion of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms. The Warrants are governed by the Warrant Agreement.
We are not obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating thereto is available, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “— Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00.” No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.
We have agreed to use our commercially reasonable efforts to cause a registration statement to become effective within 60 business days after the Closing and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If such registration statement has not been declared effective by the 60th business day following the Closing, holders of the Warrants will have the right, during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the company fails to have maintained an effective registration statement covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis.”
Notwithstanding the above, if our Class A Ordinary Shares are, at the time of any exercise of a Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent that an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361 Class A Ordinary Shares per Warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Ex-11

Redemption of Warrants
Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $18.00.
Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants):
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrantholder; and
•if, and only if, the last reported sale price of the Class A Ordinary Shares for any Reference Value equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”).
We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we will be able to exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the exercise price of the Warrants. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrantholder will be entitled to exercise his, her or its Warrants prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00.
Once the Warrants become exercisable, we may redeem the outstanding Warrants:
•in whole and not in part;
•at $0.10 per Warrant;
•upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Class A Ordinary Shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Class A Ordinary Shares except as otherwise described below;
•if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of Class A Ordinary Shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”); and
•if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”), the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Warrants, as described above.
Ex-12

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of Class A Ordinary Shares that a warrantholder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Class A Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of the Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of Class A Ordinary Shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of Class A
Ordinary Shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of Class A Ordinary Shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price (each as defined in the Warrant Agreement) as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Class A Ordinary Shares
(period to expiration of Warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
Ex-13

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Ordinary Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of Class A Ordinary Shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 Class A Ordinary Shares for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Class A Ordinary Shares for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Class A Ordinary Shares per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Ordinary Shares.
This redemption feature differs from the typical warrant redemption features used in some other Business Combinations, which typically only provide for a redemption of Warrants for cash (other than the Private Warrants) when the trading price for the Class A Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Class A Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of Class A Ordinary Shares is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of Class A Ordinary Shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of the current prospectus relating thereto. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to our warrantholders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in its best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the warrantholders.
As stated above, we can redeem the Warrants when the Class A Ordinary Shares are trading at a price starting at $10.00 per share, which is below the exercise price of $11.50 per share, because it will provide certainty with respect to our capital structure and cash position while providing warrantholders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of Class A Ordinary Shares. If we choose to redeem the Warrants when the Class A Ordinary Shares are trading at a price per share below the exercise price of the Warrants, this could result in the warrantholders receiving fewer Class A Ordinary Shares than they would have received if they had chosen to wait to exercise their Warrants for Class A Ordinary Shares if and when such Class A Ordinary Shares were trading at a price higher than the exercise price of $11.50 per share.
No fractional Class A Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Ordinary Shares to be issued to the holder.
Ex-14

Redemption procedures
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.
Anti-dilution adjustments
If the number of issued and outstanding Class A Ordinary Shares is increased by a capitalization or share dividend payable in Class A Ordinary Shares, or by a split-up of Class A Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the issued and outstanding Class A Ordinary Shares. A rights offering made to all or substantially all holders of Class A Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A Ordinary Shares equal to the product of (1) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (2) one minus the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Class A Ordinary Shares during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay to all or substantially all of the holders of Class A Ordinary Shares a dividend or make a distribution in cash, securities or other assets to the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or cash distributions, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.
If the number of issued and outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding Class A Ordinary Shares.
Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.
Ex-15

In case of any reclassification or reorganization of the issued and outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by our shareholders as provided for in our Articles) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Ordinary Shares, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrantholder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.
The Warrants will be issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth herein, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 65% of the then-outstanding public Warrants is required to make any change that adversely affects the interests of the registered holders.
The warrantholders do not have the rights or privileges of holders of Class A Ordinary Shares and any voting rights until they exercise their Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Private Warrants
Except as described below, the Private Warrants have terms and provisions that are identical to all other Warrants.
Private Warrants will not be redeemable (except as described under “— Redemption of Warrants — Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00”) so long as they are held by the Sponsor or any of its permitted transferees. In addition, the Sponsor Warrants and the Class A Ordinary Shares underlying the Sponsor Warrants are subject to certain lock-up restrictions described elsewhere in the Annual Report.
Ex-16

Pursuant to the Warrant Agreement, the Sponsor or its permitted transferees may transfer, assign or sell their Warrants (including the Class A Ordinary Shares issuable upon exercise of the Private Warrants) following the effectiveness of this registration statement. The Sponsor or its permitted transferees have the option to exercise the Private Warrants on a cashless basis and certain registration rights. If the Private Warrants are held by holders other than Sponsor or its permitted transferees, the Private Warrants will be redeemable in all redemption scenarios and exercisable by the holders on the same basis as all other Warrants.
Except as described under “—Redemption of Warrants — Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00,” if a holder of a Private Warrant elects to exercise it on a cashless basis, he, she or it would pay the exercise price by surrendering his, her or its Private Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Private Warrants, multiplied by the excess of the “fair market value” (as defined below) of the Class A Ordinary Shares over the exercise price of the Private Warrants by (y) the fair market value. The “fair market value” means the average last reported sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Ex-17